UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2013

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 1, 2013, TearLab Corporation, or the Company, announced that it had entered into an offer letter agreement with Joseph Jensen and appointed him the Company’s President, Chief Operating Officer, effective on October 28, 2013 (the “Offer Letter”). The summary of the Offer Letter in this current report is qualified in its entirety by reference to the Offer Letter complete text of the Offer Letter, filed as an exhibit to this Current Report as Exhibit 10.1.

Joseph Jensen, has over 18 years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, international and global positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of marketing of Alcon Laboratories. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with Bachelors of Arts degrees in Business and Communications and a minor in Advertising.

As President, Chief Operating Officer of the Company, Mr. Jensen will be paid an annual base salary of $370,000 and will be eligible for an annual discretionary bonus of fifty percent (50%) of his annual base salary (which will be prorated for 2013 based on the number of calendar days he is employed). Mr. Jensen also received a signing bonus of $250,000, which is repayable to the Company if Mr. Jensen voluntarily terminates his employment within one (1) year of his start date. Mr. Jenson also will be eligible for reimbursement of his relocation expenses of up to $100,000, which is repayable to the Company if he is not employed for at least one (1) full year.

Pursuant to the Offer Letter, the Compensation Committee of the Company’s board of directors (the “Board”) has recommended to the Board that Mr. Jensen be granted an option to purchase up to 300,000 shares of common stock (the “Option”), subject to the actual commencement of his employment as the Company’s President, Chief Operating Officer. The Option shall be a stand-alone inducement award that will be granted outside of the Company’s 2002 Stock Incentive Plan shall be subject to a stock option agreement to be entered by and between the Company and Mr. Jensen. One-third of the shares subject to the Option shall vest annually on each anniversary of the date of grant of October 28, 2013, subject to Mr. Jensen’s continued service with the Company through each vesting date. The Option will have a per share exercise price equal to the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on October 28, 2013. Upon a Change of Control (as such term is defined in the Offer Letter), all of Mr. Jensen’s options (including the Option) will immediately become one hundred percent (100%) vested and exercisable.

If Mr. Jensen’s employment is terminated by the Company at any time without cause (other than for death or disability) or Mr. Jensen resigns due to a material adverse change in the terms and conditions of his employment within six (6) months of a Change in Control (provided that Mr. Jensen gives written notice within thirty (30) days of the events constituting a material adverse change, provides a cure period of not less than thirty (30) days for the Company to cure any such material adverse change, and resigns within thirty (30) days following the end of such cure period), then subject to his timely execution of a release of claims, Mr. Jensen will be entitled to receive: (i) a lump sum payment equal to two (2) times his then-current annual base salary plus two (2) times the average of the bonus paid to him in the two (2) years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to eighteen (18) months.

If Mr. Jensen intends to resign other than as described in the previous paragraph, the Offer Letter requires him to give the Company written notice of at least three (3) months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate Mr. Jensen’s employment before the resignation becomes effective, but in such case, Mr. Jensen will then be entitled to: (i) continuing payments of his base salary for the remainder of the resignation notice period; and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

10.1#	Offer Letter, dated September 24, 2013, by and between the Company and Joseph Jensen.
99.1	Text of press release issued by TearLab Corporation, dated October 1, 2013.

#             Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Elias Vamvakas
Elias Vamvakas Chief Executive Officer

Date:     October 1, 2013